                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         DATA RESEARCH ASSOCIATES, INC.
                                       AT
                          $11.00 NET PER SHARE IN CASH
                                       BY
                           MCGUIRE ACQUISITION INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                              SIRSI HOLDINGS CORP.

________________________________________________________________________________

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 21, 2001, UNLESS THE OFFER IS EXTENDED.

________________________________________________________________________________

                                 July 25, 2001

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated July 25, 2001, and a related Letter of Transmittal in connection with the Offer by McGuire Acquisition Inc. ("Purchaser"), an indirect wholly owned subsidiary of SIRSI Holdings Corp. ("Parent"), to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Data Research Associates, Inc. ("DRAI"), at a price of $11.00 per Share, net to the seller in cash, less any required withholding taxes, and without interest, upon the terms and subject to the conditions set forth in our Offer to Purchase, dated July 25, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (together with any amendments or supplements thereto and the Offer to Purchase and any amendments or supplements thereto, collectively constituting the "Offer").

WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to have us tender on your behalf any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

YOUR ATTENTION IS DIRECTED TO THE FOLLOWING:

1. The tender price is $11.00 per Share, net to you in cash, less any required withholding taxes and without interest.

2.  The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 16, 2001, as amended on June 27, 2001, July 12, 2001 and July 24, 2001 by and among Parent, Purchaser and DRAI, which provides that after the Offer is completed, Purchaser will merge with and into DRAI. At the effective time of the merger, each Share issued and outstanding immediately prior to the effective time of the merger (other than Shares held in the treasury of DRAI and other than Shares held by shareholders who have objected to the merger, demanded payment of the fair value of their Shares under applicable Missouri law and, as of the effective
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    time of the merger, have neither effectively withdrawn nor lost the right to such demand) will be converted into the right to the same consideration received by shareholders.

4. DRAI's board of directors (1) unanimously determined that each of the merger agreement, the Offer, the merger and the other transactions contemplated by the merger agreement is fair to, advisable and in the best interests of DRAI's shareholders, (2) unanimously approved the merger agreement, our Offer, the merger and the transactions contemplated by the merger agreement, and (3) unanimously recommends that DRAI's shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required, approve and adopt the merger agreement.

5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, August 21, 2001, unless the Offer is extended.

6. Purchaser is not obligated to purchase any tendered Shares unless, after the purchase of all of the Shares validly tendered and not properly withdrawn, the Purchaser would beneficially own at least seventy-five percent of the outstanding Shares on a fully diluted basis.

7. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes, with respect to the purchase in the Offer.

If you wish to have us tender any or all of your Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless you specify otherwise in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE OF THE OFFER.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all DRAI shareholders. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant to the Offer, Purchaser will make a good faith effort to comply with that state statute. If, after its good faith effort, Purchaser cannot comply with that state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                        INSTRUCTIONS WITH RESPECT TO THE
                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         DATA RESEARCH ASSOCIATES, INC.
                                       BY
                           MCGUIRE ACQUISITION INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                              SIRSI HOLDINGS CORP.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 25, 2001, and the related Letter of Transmittal in connection with the offer by McGuire Acquisition Inc., an indirect wholly owned subsidiary of SIRSI Holdings Corp., to purchase all outstanding shares of common stock of Data Research Associates, Inc.

    This will instruct you to tender the number of shares indicated below (or, if no number is indicated below, all shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 25, 2001, as it may be amended or supplemented from time to time in accordance with the terms and subject to the conditions set forth therein.

Number of shares to be tendered:* ______________________________________________

Date: __________________________________________________________________________

Signature(s): __________________________________________________________________

Please type or print name(s): __________________________________________________

Please type or print address: __________________________________________________

Area code and telephone number: ________________________________________________

Taxpayer Identification or Social Security Number: _____________________________
------------------------

* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.